UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 09, 2023

MARPAI, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40904	86-1916231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Channelside Drive, Suite 207
Tampa, Florida		33602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646 303-3483

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	MRAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer

On November 6, 2023, the Board of Directors (the “Board”) of Marpai, Inc. (the “Company”) appointed Damien Lamendola, age 66, to serve as the Chief Executive Officer (the “CEO”) of the Company. Mr. Lamendola has served as a member of the Board since April 2021, and he will remain on the Board following his appointment as CEO. Mr. Lamendola is also the largest beneficial shareholder of the Company.

Mr. Lamendola founded Continental Benefits, LLC in 2013 and was previously the CEO until 2019. Mr. Lamendola has served as President of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since March 2002, and he continues to serve in this role. Mr. Lamendola also continues to serve HillCour Holding Corporation as a board member since 2017, WellDyneRx, LLC as a board member since 2017, and HillCour Investment Fund, LLC as manager since 2017. As President of HillCour Holding Corporation, Mr. Lamendola leads and oversees all strategic operations of multiple operating companies in the healthcare space. Mr. Lamendola received a B.S. from McNeese State University and an M.B.A. from Washington University.

In connection with Mr. Lamendola’s appointment, the Company intends to enter into an employment agreement and its standard indemnification agreement with Mr. Lamendola. The indemnification agreement will be on substantially the same terms as the indemnification agreements previously entered into between the Company and each of its directors and executive officers. Except as otherwise disclosed herein, or payments and awards made to Mr. Lamendola in his role as a member of the Board, Mr. Lamendola is not a party to any transactions that are disclosable under Item 404 of Regulation S-K.

On November 6, 2023, the Board dismissed Edmundo Gonzalez as the CEO of the Company. Mr. Gonzalez will continue to serve as a member of the Board.

Appointment of New Chief Financial Officer

Effective November 6, 2023, Steve Johnson, age 53, was appointed to serve as the Company’s Chief Financial Officer (the “CFO”).

Mr. Johnson has served as CFO and advisory board member of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since September 2016, an investment firm with holdings in various healthcare companies.

In connection with Mr. Johnson’s appointment, the Company intends to enter into an employment agreement and a standard indemnification agreement with Mr. Johnson. The indemnification agreement will be on substantially the same terms as the indemnification agreements previously entered into between the Company and each of its directors and executive officers. Except as otherwise disclosed herein, Mr. Johnson is not a party to any transactions that are disclosable under Item 404 of Regulation S-K.

On November 6, 2023, the Board dismissed Yoram Bibring as the Company’s CFO.

Appointment of New Independent Director

On November 6, 2023, Vincent Kane, age 49, resigned as a member of the Board, the Audit Committee and the Compensation Committee of the Board. Mr. Kane did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 6, 2023, the Board appointed Mike Dendy, age 65, as a member of the Board. The Board determined that Mr. Dendy qualifies as an independent director as defined in the listing standards of Nasdaq.

Mr. Dendy has been a leader in the healthcare benefits space for over 30 years and has excelled at both administrative and cost containment functions. Mr. Dendy built HPS Paradigm Administrators into one of the preeminent third-party administrators in the country before selling it in 2004. Mr. Dendy then founded and built Advanced Medical Pricing Solutions (AMPS) into the leading national player in the healthcare cost containment field using medical billing review and reference-based reimbursement services to save their clients tens of millions of dollars annually. He is now CEO of CarynHealth, an extremely unique alternative benefits company that has grown exponentially in the four years since inception.

As remuneration for his service as a director, Mr. Dendy will receive the same fees as the Company’s other non-executive directors. Except as otherwise set forth herein, there is no arrangement or understanding between Mr. Dendy and any other person pursuant to which he was elected as a director, and there are no transactions in which Mr. Dendy has an interest requiring disclosure under Item 404(a) of Regulation S-K. In connection with Mr. Dendy’s appointment, the Company expects to enter into its standard indemnification agreement with Mr. Dendy, on substantially the same terms as the indemnification agreements previously entered into between the Company and each of its directors and executive officers.

Item 8.01 Other Events.

On November 6, 2023, the Company issued a press release titled, “Marpai Names Damien Lamendola as Chief Executive Officer to Drive the Next Phase of its Growth.” A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated November 6, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARPAI, INC.

Date:	November 9, 2023	By:	/s/ Damien Lamendola
Name: Damien Lamendola Title: Chief Executive Officer